 As filed with the Securities and Exchange Commission on July 22, 2024

Registration No. 333-263494

Registration No. 333-236168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-263494

FORM S-8 REGISTRATION STATEMENT NO. 333-236168

UNDER

THE SECURITIES ACT OF 1933

Grindrod Shipping Holdings Ltd.

(Exact name of registrant as specified in its charter)

Singapore	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

#10-02 Millenia Tower, 1 Temasek Avenue, Singapore	039192
(Address of principal executive offices)	(Zip code)

Grindrod Shipping Holdings Ltd. 2018 Forfeitable Share Plan
(Full title of the plan)

Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-66806
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Joshua Wechsler Ashar Qureshi Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza, New York, NY 10004 United States Tel: (212) 859-8000 Fax: (212) 859-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Grindrod Shipping Holdings Ltd. (the “Company”), a public company incorporated in accordance with the laws of the Republic of Singapore, is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the following registration statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•	Registration Statement No. 333-236168, filed with the SEC on January 30, 2020, registering the sale, pursuant to the Company’s 2018 Forfeitable Share Plan, of 953,191 ordinary shares, no par value (“Ordinary Shares”) of the Company; and
•	Registration Statement No. 333-263494, filed with the SEC on March 11, 2022, registering the sale, pursuant to the Company’s 2018 Forfeitable Share Plan, of 1,931,002 Ordinary Shares.

For ease of reference, all share numbers above are as stated in the original Registration Statement, without giving pro forma effect to any adjustments, as applicable, for any subsequent events such as stock splits occurring after the original filing date of the Registration Statement.

On June 20, 2024, at an extraordinary general meeting of the Company’s shareholders, the Company’s shareholders approved a selective capital reduction (“SCR”), pursuant to Section 78G of the Companies Act 1967 of Singapore, which is expected to become effective in the third quarter of calendar year 2024 and in which the Company would cancel all the Ordinary Shares other than the Ordinary Shares held by the Company’s majority shareholder, Good Falkirk (MI) Limited (“GF”), a wholly-owned Subsidiary of Taylor Maritime Investments Limited, resulting in GF owning 100% of the Ordinary Shares of the Company.

In connection with the SCR, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertaking made by the Company in Part II, Item 9(a)(3) of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof, and terminates the effectiveness of the Registration Statements. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on July 22, 2024.

GRINDROD SHIPPING HOLDINGS LTD.
By:	/s/ Edward Buttery
Name: Edward Buttery
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Grindrod Shipping Holdings Ltd. in the United States, has signed these Post-Effective Amendments to the Registration Statements in Newark, Delaware on July 22, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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